Exhibit 5.2

K&L Gates LLP Southeast Financial Center, Suite 3900 200 South Biscayne Boulevard Miami, FL 33131 T + 305 539 3300 F + 305 358 7095 klgates.com

July 26, 2019

Blue Hat Interactive Entertainment Technology

7th Floor, Building C, No. 1010 Anling Road, Huli District

Xiamen, China 361009

Ladies and Gentlemen:

We have acted as U.S. counsel to Blue Hat Interactive Entertainment Technology (the “Company”), in connection with the Registration Statement on Form F-1 (File No. 333-230051) (as amended, the “Initial Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and a Registration Statement on Form F-1 relating to the Initial Registration Statement filed pursuant to Rule 462(b) promulgated under the Securities Act (the “462(b) Registration Statement” and, together with the Initial Registration Statement, the “Registration Statement”). The 462(b) Registration Statement relates to the registration of 200,000 ordinary shares, par value $0.001 per share, up to 30,000 ordinary shares, par value $0.001 per share, issuable upon exercise of an over-allotment option granted to the underwriters by the Company, and up to 20,000 ordinary shares, par value $0.001 per share, underlying warrants issuable to the underwriters upon exercise of such warrants (the “Warrants”), pursuant to the Underwriting Agreement among the Company and the underwriters named therein (the “Underwriting Agreement”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined: (i) the Registration Statement; (ii) the most recent prospectus included in the Registration Statement on file with the Commission as of the date of this opinion letter; (iii) the Underwriting Agreement, (iv) the Warrants; and (v) the records of corporate actions of the Company relating to the Registration Statement, the Underwriting Agreement and the Warrants and matters in connection therewith. We have also made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates of officers of the Company.

For purposes of this opinion letter, we have made the assumptions that are customary in opinion letters of this kind, including without limitation: (i) that each document submitted to or reviewed by us is accurate and complete; (ii) that each such document that is an original is authentic and each such document that is a copy conforms to an authentic original; (iii) that all signatures on each such document are genuine; (iv) the legal capacity of all natural persons; (v) that each such document, other than the Warrants with respect to the Company, constitutes a legal, valid, and binding obligation of each party thereto, enforceable against each such party in accordance with its terms; (vi) that there are no documents or agreements by or among any of the parties thereto, other than those referenced in this opinion letter, that could affect the opinion expressed herein and no undisclosed modifications, waivers or amendments (whether written or oral) to any of the documents reviewed by us in connection with this opinion letter; and (vii) that all parties have complied with all state and federal statutes, rules and regulations applicable to them relating to the transactions set forth in the Underwriting Agreement and Warrants. We have further assumed that the Company does not in the future issue or otherwise make unavailable so many ordinary shares that there are insufficient remaining authorized but unissued ordinary shares for issuance pursuant to exercise of the Warrants. We have also assumed that all of the ordinary shares issuable or eligible for issuance pursuant to exercise of the Warrants following the date hereof will be issued for not less than par value. We have not verified any of the foregoing assumptions.

The opinion expressed in this opinion letter is based on the facts in existence and the laws in effect on the date hereof and is limited to (a) the federal laws of the United States of America and (b) the laws of the State of Florida that, in either case and based on our experience, are applicable to transactions of the type contemplated by the Underwriting Agreement and Warrants. Except as expressly set forth in this opinion letter, we are not opining on specialized laws that are not customarily covered in opinion letters of this kind, such as tax, insolvency, antitrust, pension, employee benefit, environmental, intellectual property, banking, consumer lending, insurance, labor, health and safety, anti-money laundering, anti-terrorism and state securities laws, on the Exon-Florio Amendment to the Defense Production Act of 1950, as amended by the Foreign Investment and National Security Act of 2007 and the Foreign Investment Risk Review Modernization Act of 2018, including procedures governing reviews thereunder by the Committee on Foreign Investment in the United States, or on the rules of any self-regulatory organization, securities exchange, contract market, clearing organization or other platform, vehicle or market for trading, processing, clearing or reporting transactions. We are not opining on any other law or the law of any other jurisdiction, including any foreign jurisdiction or any county, municipality or other political subdivision or local governmental agency or authority.

Based on the foregoing, and subject to the foregoing and the additional qualifications and other matters set forth below, it is our opinion that when the Warrants are duly executed and authenticated in accordance with the Underwriting Agreement and when issued, delivered and paid for, as contemplated by the Registration Statement and the Underwriting Agreement, such Warrants will constitute valid and binding obligations of the Company enforceable in accordance with their terms, except: (a) as such enforceability may be limited by bankruptcy, insolvency, orderly liquidation or resolution, fradulent transfer and conveyance, preference, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the rights and remedies of creditors generally, and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), including but not limited to principles limiting the availability of specific performance and injunctive relief, and concepts of materiality, reasonableness, good faith and fair dealing; (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement under the caption “Legal Matters.” In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L GATES LLP

K&L GATES LLP